Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK REIT ANNOUNCES 2017 ANNUAL MEETING DATE

NEW YORK, NY, March 16, 2017 -- New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT) today announced that its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 8, 2017, at a time and location to be determined. Stockholders of record at the close of business on April 18, 2017 will be entitled to vote at the Annual Meeting.

The Company also announced that nominations for directors or other business proposals to be brought before the Annual Meeting by a stockholder pursuant to the Company’s bylaws (other than proposals to be included in the Company’s proxy materials under applicable rules of the U.S. Securities and Exchange Commission) must be delivered during the period beginning on March 17, 2017 and ending at 5:00 p.m., Eastern Daylight Time, on March 26, 2017. Further, the Company also announced the deadline for submission of proposals to be included in its proxy materials under applicable rules of the U.S. Securities and Exchange Commission for the Annual Meeting will be 5:00 p.m., Eastern Daylight Time, on April 24, 2017.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the Company’s ability to complete asset sales and realize the results of its plan of liquidation; the timing of and the amount of proceeds of asset sales; and other factors, many of which are beyond NYRT’s control, including other factors included in NYRT’s reports filed with the Securities and Exchange Commission (the “SEC”), particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYRT’s latest Annual Report on Form 10-K for year ended December 31, 2016, filed with the SEC on March 1, 2017, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Media:	Investor Relations:
Jonathan Keehner	Wendy Silverstein, Chief Executive Officer
Mahmoud Siddig	New York REIT, Inc.
Joele Frank, Wilkinson Brimmer Katcher	wsilverstein@winthropcapital.com
jkeehner@joelefrank.com	(212) 672-4725
msiddig@joelefrank.com
(212) 355-4449	Carolyn Tiffany
Winthrop REIT Advisors, LLC
ctiffany@winthropcapital.com
(617) 570-4606